1997 STOCK OPTION PLAN
                                       OF
                      TECHNICAL ENVIRONMENT SOLUTIONS, INC.

     1. Purpose. The purpose of the Technical Environment Solutions, Inc. 1997 Stock Option Plan (the "Plan") is to provide certain incentives to employees, officers, directors, consultants, technical advisers, attorneys, and others either employed by or assisting Technical Environment Solutions, Inc., a Colorado corporation (hereinafter referred to as the "Company' or "TES") or any subsidiary of the Company. The Plan is designed to encourage such persons to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company believes the Plan will provide increased incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

     2. Effective Date of the Plan. The Plan shall become effective on August 31, 1997, the date adopted by the Board of Directors, subject to the later adoption of the Plan by the Stockholders' of the Company at the next Stockholders' meeting.

     3. Stock Subject to Plan. The maximum number of common shares which may be issued pursuant to the exercise of options granted under the Plan is five hundred thousand (500,000) subject to the adjustments provided in paragraph 13 below. Five hundred thousand (500,000) of the authorized but unissued common shares of the Company will be reserved for issue upon exercise of options granted under the Plan subject to the adjustments provided in paragraph 13 below; provided, however, that the number of such authorized and unissued shares so reserved may from time to time be reduced to the extent that a corresponding amount of issued and outstanding shares have been purchased by the Company and set aside for issue upon the exercise of options granted under the Plan. If any options shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for further grants under the Plan.

     4. Administration. The Plan shall be administered by a Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") which consists of not less than two nor more than three members of the Board, one of whom shall be the Chairman of the Board and the other members of the Committee shall be non-employee members of the Board in order to be eligible to be members of the Committee. The initial Committee shall consist of Gerd Behrens, Karsten Behrens, and Yvonne Marquard. The Committee Shall keep records of action taken at its meetings. A majority of the Committee shall constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all the members of the Committee, shall be the acts of the Committee. Acts of the Committee approved in writing shall be effective at the time and date that the last member of the Committee signs such writing unless the Committee members establish a different effective time or date. Such action has the same effect as action taken at a meeting of the Committee and may be described as such in any document. The Chairman of the Board shall serve as the Chairman at all meetings of the Committee. One or more members of the Committee may participate in Committee meetings by, or conduct the meeting through the use of, any means of communication by which all members of the Committee participating may hear each other during the meeting. A Committee member participating in a meeting by this means is deemed to be present in person at the meeting.

     Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to determine those employees, officers, directors, consultants, technical advisers, attorneys, and others either
employed   by  or   assisting   the   Company   (hereinafter   referred   to  as


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"Participant(s)")  to whom, and the price at which options shall be granted, the option periods and the number of shares to be subject to each option. The Committee shall also have the authority in its discretion to prescribe the time or times at which the options may be exercised and limitations upon the exercise of options (including limitations effective upon the death or termination of employment of the Participant, if applicable), and the restrictions, if any, to be imposed upon the transferability of shares acquired upon exercise of options. In making such determinations, the Committee may take into account the nature of the services rendered by respective Participant, their present and potential contributions to the success of the Company or its subsidiaries and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective options agreements (which need not be identical), to determine whether the shares delivered upon exercise of stock options will be treasury shares or will
be  authorized  but  previously   unissued   shares,   and  to  make  all  other
determinations necessary or advisable for the administration of the Plan. All determinations made by the Committee shall be final and binding.

     5. Eligibility. An option may be granted under the Plan to any employee, officer, director, consultant, technical adviser, attorney, or any other person or entity either employed by or assisting the Company and any of its present and future subsidiary corporations. If the grantee of the option is employed by the Company or any of its subsidiaries, the granting of an option shall not confer upon the grantee any right to continue in the employ of the Company or of any such subsidiary and shall not interfere in any way with the right of the Company or of any such subsidiary to terminate the employment of the employee at any time.

     6. Option Price. The option price will be determined by the Committee at the time the option is granted and may be granted at less than the fair market value of the common shares on the date of grant as shall reasonably be determined by the Committee.

     7. Date of Option Grant. An option shall be considered granted on the date the Committee acts to grant the option, or such date thereafter as the Committee shall specify.

     8. Term of Plan. The Board, without approval of the shareholders may terminate the Plan at any time, but no termination shall, without the Participant's consent, alter or impair any of the rights under any option theretofore granted to him under the Plan.

     9. Term of Options. The term of each option granted under the Plan will be for such period (hereinafter referred to as the "option period") not exceeding ten (10) years as the Committee shall determine. Each option shall be subject to earlier termination as described under "exercise of options."

     10. Exercise of Options. Each option granted under the Plan will be exercisable on such date or dates and during such period and for such number of shares as shall be determined pursuant to the provisions of the option agreement evidencing such option. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to determine the extent, if any, and the conditions under which an option may be exercised in the event of the death of the Participant or in the event the Participant leaves the employ of the Company or has his employment terminated by the Company, if the Participant was an employee of the Company. An option may be exercised, by (a) written notice of intent to exercise the option with respect to a specified number of shares of stock, and (b) payment to the Company of the amount of the option purchase price for the number of shares of stock with respect to which the option is then exercised. Payment of the purchase price for options may be made as follows: (a) in cash; (b) by the surrender of all or part of the options held by the Participant (including the options being exercised); (c) by the tender to the Company of shares of stock owned by the Participant and registered


                                      -2-                 1997 Stock Option Plan
in his or her name having a fair market value equal to the amount due to the Company; (d) in other property, rights and credits, deemed acceptable by the Committee including the Participant's promissory note; or (e) by any combination of the payment methods specified in (a) through (d) above. Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in an Agreement.

     11. Nontransferability. Unless specifically agreed to in writing by the Committee, options under the Plan are not transferable otherwise than by will or the laws of descent or distribution, and may be exercised during the lifetime of a Participant only by such Participant.

     12. Agreements. Options granted pursuant to the Plan shall be evidenced by stock option agreements in such form as the Committee shall from time to time adopt.

     13. Adjustment of Number of Shares. In the event that a dividend shall be declared upon the common shares of the Company payable in common shares of the Company the number of common shares then subject to any such option and the number of such shares reserved for issuance pursuant to the Plan but not yet covered by an option, shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the outstanding common shares of the Company shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each common share reserved for issuance pursuant to the Plan, option, the number and kind of shares of stock or there securities into which each outstanding common share shall be so changed or for which each such share shall be exchanged. In the event there shall be any change, other than as specified above in this paragraph in the number or kind of outstanding common shares of the Company or of any stock or other securities into which such common shares shall have been changed or for which it shall have been exchanged, then if the Committee shall in sole discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to an option or options, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each stock option agreement. The option price in each stock option agreement for each share of stock or other securities substituted or adjusted as provided for in this paragraph shall be determined by dividing the option price in such agreement for each share prior to such substitution or adjustment by the number of shares or the fraction of a share substituted for such share or to which such share shall have been adjusted. No adjustment or substitution provided for in this paragraph shall require the Company in any stock option agreement to sell a fractional share, and the total substitution or adjustment with respect to each stock option agreement shall be limited accordingly.

     14. Amendments. The Board, without approval of the shareholders, may from time to time amend the Plan in such respects as the Board may deem advisable. No amendment shall, without the Participant's consent, alter or impair any of the rights or obligations under any option theretofore granted to him under the Plan.

     In witness whereof, the Board of Directors of the Company has adopted this Plan on the 31st day of August, 1997.

                          TECHNICAL ENVIRONMENT SOLUTIONS,  INC.


                           By:
                              --------------------------------------------------
                               Gerd Behrens, Chairman of the Board and President



                                    -3-                   1997 Stock Option Plan